Exhibit 6.13

PROMISSORY NOTE

$100,000.00	March 2, 2020 Fort Smith, Arkansas

FOR VALUE RECEIVED, the undersigned, Puraverde, LLC(referred to herein as “Maker”) promises to pay to the order of the Charles G. Palmer Inter Vivos Trust U/A Dated March 12, 1993 (referred to herein as “Payee”), in lawful money of the United States of America, the principal sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars bearing interest from this date at the rate of seven (7%) percent per annum (the “Note”).

PLACE OF PAYMENT

All payments will be made at Payee’s address at 6301 Cliff Drive, Fort Smith, AR 72903 or such other place as the holder hereof may from time to time appoint in writing.

PAYMENT

Accrued interest is due and payable annually with the Principal due on December 31, 2023(the “Due Date”). First interest payment is due December 31, 2022.

PREPAYMENT

This Note may be prepaid in whole or in part at any time without bringing a penalty.

EVENTS OF DEFAULT

The occurrence and continuation for a period of fifteen (15) days after written notice thereof, by Payee to Maker of any one of the following events shall constitute an event of default under this Note:

(a)       A default by maker in the payment of any amount of principal or interest due upon this Note when it becomes due and payable; or

(b)        The commencement of a case under any provision of Federal Bankruptcy Code of 1978, as amended, against the Maker or Guarantor, or the filing of a petition against Maker or Guarantor under any bankruptcy, reorganization, arrangement, insolvency, or readjustment of debt provision of other applicable law, if the same remains undismissed for more than ninety (90) days after such commencement or filing, or the filing by Maker or Guarantor of a petition commencing a case under any provision of the Federal Bankruptcy Code of 1978, as amended, or any action by Maker or Guarantor seeking relief under provisions of any bankruptcy, reorganization, arrangement, insolvency, or readjustment of debt provision or any other applicable law, whether now or hereinafter in effect, where the consent by Maker for the filing of any petition against it under such law, or any assignment by Maker for the benefit of its creditors, or admission by Maker, in writing of its inability to pay its debt, generally as it becomes due, or consent by Maker to the appointment of a receiver, trustee, or liquidator, or all or any part of its property.

ACCELERATION

Upon the occurrence of any event of default under the Note, Payee may, without presentment, demand, or notice to maker, accelerate all sums payable hereunder, and the same shall become immediately due and payable.

WAIVER OF PROTEST AND EXTENSION OF TIME

Each Maker, Endorser, and Guarantor, or other surety of this Note hereby waives demand, grace, notice, presentment for payment, and protest, and further does hereby consent that this Note may be renewed, and the time for the payment extended, without notice, and without releasing any of the parties.

COST OF COLLECTION

The Maker will pay cost of collection, legal expenses, and reasonable attorney's fees incurred or paid by the Payee in collecting or enforcing this Note.

INTEREST

Notwithstanding anything contained herein to the contrary, this Note is hereby expressly limited so that in no contingency or event, whatsoever, whether by acceleration or maturity of the indebtedness evidenced hereby, or otherwise, shall the amount paid or agreed to be paid to Payee for the use, forbearance, or detention of money exceed the highest lawful rate permissible under applicable law. If, from any circumstances whatsoever, Payee shall ever receive as interest hereunder, an amount that would exceed the highest lawful rate applicable to Maker, such amount that would be excess interest shall be applied to the reduction of the unpaid principal balance of the indebtedness evidenced hereby, and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall forthwith be paid to Maker, and in such event, Payee shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the highest lawful, permissible, under applicable law.

TIME OF ESSENCE

Time is of the essence with respect to all of each Maker's obligations and agreements under this Note.

PARTIES BOUND

This Note and all the provisions, conditions, promises and covenants hereof shall be binding in accordance with the terms hereof upon the Maker, its successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed and personally guarantees this Note as of the day and date first above written.

MAKER:

PURAVERDE, LLC

/s/ Ryan Bishop	3/4/2022
By: Ryan Bishop

/s/ Matthew Mastrangelo	3/4/2022
By: Matthew Mastrangelo

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